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                                  EXHIBIT 11.1
                             ADFLEX SOLUTIONS, INC.

           EXHIBIT (11.1) - COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                  Three Months
                                                 Ended March 31,
                                                ----------------
                                                 1997      1996
                                                ------    ------
Net income                                      $  873    $  840
                                                ======    ======
WEIGHTED AVERAGE SHARES:
   Common shares outstanding                     8,665     8,530
   Common equivalent shares representing
      shares issuable upon exercise of stock
      options (1)                                  102        82
                                                ------    ------
         Total weighted average shares -
            primary                              8,767     8,612
                                                ======    ======
         Total weighted average shares -
            fully diluted                        8,767     8,612
                                                ======    ======
Primary net income per common and
   common equivalent share                      $  .10    $  .10
                                                ======    ======
Fully diluted net income per common
   and common equivalent share                  $  .10    $  .10
                                                ======    ======


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(1)Amount calculated using the treasury stock method and fair market values for stock.


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